                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                            Gerber Childrenswear, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 373701-10-1
            --------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   / /       Rule 13d-1(c)
   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Page 1
                                    of 10 Pages

                                     SCHEDULE 13G

CUSIP NO. 373701-10-1                                   Page  2  of  10  Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citicorp Venture Capital Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              New York



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                             0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,779,687*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                        0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,779,687*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,779,687*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   18.8%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO



-------------------------------------------------------------------------------
* Excludes 7,511,883 shares of Class B Common Stock, all or a portion of which may be converted into Common Stock. Includes 213,289 shares of Common Stock held by an affiliate of Citicorp Venture Capital Ltd. ("CVC") and 1,180,432 shares of Class B Common Stock held by another affiliate of CVC, for which shares CVC disclaims beneficial ownership.

                                     SCHEDULE 13G

CUSIP NO. 373701-10-1                                   Page  3  of  10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citibank, N.A.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                             0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,779,687*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                        0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,779,687*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,779,687*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   18.8%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             BK



-------------------------------------------------------------------------------
* Excludes 7,511,883 shares of Class B Common Stock, all or a portion of which may be converted into Common Stock, and 2,958,510 shares of Class B Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC. Includes 213,289 shares of Common Stock held by an affiliate of CVC and 1,180,432 shares of Class B Common Stock held by another affiliate of CVC, for which shares Citibank, N.A. disclaims beneficial ownership.

                                     SCHEDULE 13G

CUSIP NO. 373701-10-1                                 Page  4  of  10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citicorp
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                             0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,779,687*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                        0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,779,687*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,779,687*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   18.8%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Excludes 7,511,883 shares of Class B Common Stock, all or a portion of which may be converted into Common Stock, and 2,958,510 shares of Class B Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC. Includes 213,289 shares of Common Stock held by an affiliate of CVC and 1,180,432 shares of Class B Common Stock held by another affiliate of CVC, for which shares Citicorp disclaims beneficial ownership.

                                     SCHEDULE 13G

CUSIP NO.  373701-10-1                                      Page 5 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Holdings Company
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                             0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,779,687*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                        0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,779,687*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,779,687*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   18.8%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Excludes 7,511,883 shares of Class B Common Stock, all or a portion of which may be converted into Common Stock, and 2,958,510 shares of Class B Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC. Includes 213,289 shares of Common Stock held by an affiliate of CVC and 1,180,432 shares of Class B Common Stock held by another affiliate of CVC, for which shares Citigroup Holdings Company disclaims beneficial ownership.

                                     SCHEDULE 13G

CUSIP NO.  373701-10-1                                      Page 6 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                             0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,779,822*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                        0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,779,822*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,779,822*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   18.8%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Excludes 7,511,883 shares of Class B Common Stock, all or a portion of which may be converted into Common Stock, and 2,958,510 shares of Class B Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC. Includes 213,289 shares of Common Stock held by an affiliate of CVC and 1,180,432 shares of Class B Common Stock held by another affiliate of CVC, for which shares Citigroup Inc. disclaims beneficial ownership.

Item 1(a).     Name of Issuer:

               Gerber Childrenswear, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               7005 Pelham Road, Suite D
               Greenville, SC 29615

Item 2(a).     Name of Person Filing:

               CVC
               Citibank, N.A. ("Citibank")
               Citicorp
               Citigroup Holdings Company (''Citigroup Holdings'') Citigroup Inc. ("Citigroup").

Item 2(b).     Address or Principal Office or, if none, Residence:

               The address of the principal office of each of Citibank, CVC and Citicorp is:

               399 Park Avenue
               New York, NY 10043

               The address of the principal office of Citigroup Holdings is:

               One Rodney Square
               Wilmington, DE 19899

               The address of the principal office of Citigroup is:

               153 East 53rd Street
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               CVC is a New York corporation

               Citibank is a national banking association.

               Citicorp, Citigroup Holdings and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     Cusip Number:

               373701-10-1




                                       Page 7
                                     of 10 Pages

Item 3. If this Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a(n):

             (a)  [ ] Broker or dealer registered under section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [X] Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [X] Parent holding company or control person in accordance with Section  240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of December 31, 1999 - corrected)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of Class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote:

                  (ii)  shared power to vote or to direct the vote:

                  (iii) sole power to dispose or to direct the disposition of:

                  (iv)  shared power to dispose or to direct the disposition of:


         See Items 5-8 of cover pages


                                       Page 8
                                     of 10 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

          Citibank is the sole stockholder of CVC. Citicorp is the sole stockholder of Citibank. Citigroup Holdings is the sole stockholder of Citicorp. Citigroup is the sole stockholder of Citigroup Holdings.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                       Page 9
                                     of 10 Pages

Item 10.  Certification.

          Not Applicable.


SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 15, 2000

                                  CITICORP VENTURE CAPITAL LTD.


                                  By: /s/ Helene Shavin
                                     -----------------------------
                                     Name: Helene Shavin
                                     Title: Vice President

                                  CITIBANK, N.A.


                                  By: /s/ Kenneth S. Cohen
                                     -----------------------------
                                     Name: Kenneth S. Cohen
                                     Title: Assistant Secretary

                                  CITICORP


                                  By: /s/ Kenneth S. Cohen
                                     -----------------------------
                                     Name: Kenneth S. Cohen
                                     Title: Assistant Secretary

                                  CITIGROUP HOLDINGS COMPANY


                                  By: /s/ Kenneth S. Cohen
                                     -----------------------------
                                     Name: Kenneth S. Cohen
                                     Title: Assistant Secretary

                                  CITIGROUP INC.


                                  By: /s/ Joan Caridi
                                     -----------------------------
                                     Name: Joan Caridi
                                     Title: Assistant Secretary



                                 Page 10
                               of 10 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among CVC, Citibank, Citicorp, Citigroup Holdings and Citigroup as to joint filing of Schedule 13G